Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Registration Statements on Form S‑8 (File Nos. 333-135522, 333-115675, 333-115673, 333-115671, 333-88514, 333-168276 and 333-184323) of Chiquita Brands International, Inc. of our report dated March 18, 2013, except with respect to our opinion on the consolidated financial statements insofar as it relates to the guarantor information presented described in Note 22 as to which the date is December 23, 2013, relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in this Current Report on Form 8-K of Chiquita Brands International, Inc. dated December 23, 2013.

/s/ PricewaterhouseCoopers LLP
Charlotte, North Carolina
December 23, 2013